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Unique Fabricating, Inc. Reports Second Quarter 2020 Financial Results and Successfully Amends Credit Agreement
June net sales of $10.0 million support improving revenue outlook while $1.1 million quarterly SG&A reduction reflects the impact of the continuing operational improvements
July net sales of $10.8 million continue strong recovery trajectory for the third quarter
Auburn Hills, MI – August 13th, 2020 — Unique Fabricating, Inc. (“Unique Fabricating” or the “Company”) (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, consumer, and medical markets, today announced its financial results for the second quarter ended June 30, 2020.
Second Quarter 2020 Financial Results
▪Net sales of $14.8 million compared to $38.9 million in the second quarter of 2019.
▪Net loss of $4.3 million or $0.44 per basic and diluted share compared to a net loss of $7.6 million or $0.78 per basic and diluted share in the second quarter of 2019.
▪Net debt(1) decreased $5.4 million to $45.8 million as of June 30, 2020, inclusive of $4.7 million of cash and cash equivalents, compared to $51.2 million as of June 30, 2019, inclusive of $1.1 million of cash and cash equivalents.
▪Restructuring charges of $0.3 million primarily related to sale and closure of the Evansville, Indiana owned facility compared to $0.7 million in the second quarter of 2019 primarily related to executive severance.
▪Interest expense decreased $0.7 million to $0.6 million compared to prior year of $1.3 million.
“The COVID-19 situation had a significant negative impact on our second quarter results with $24.1 million lower sales and the corresponding impact on operating profit,” said Doug Cain, President and Chief Executive Officer. “During this quarter, we completed our targeted restructuring activities, reduced our fixed cost structure, increased our plant productivity and efficiencies, and completed our executive leadership team. In combination with all of the improvement activities, our new bank loan amendment provides sufficient liquidity and a strong foundation for the Company to focus its efforts fully on profitable growth going forward. We saw a meaningful increase in our net sales in June to $10.0 million with the corresponding positive impact on operating profit. Our July net sales of $10.8 million support our view to a much improved third quarter and second half of 2020 with continued sustainable positive operating profits and operating cash flows to reduce debt. Our comprehensive operational improvement and cost reduction activities are in place and we are prepared to efficiently manage the increasing volumes.”

“Beginning in April, we were able to adapt some of our manufacturing capacity to new personal protective equipment products with sales of $1.4 million in the quarter,” Cain continued. “Our team is supporting the medical and manufacturing communities with our new production of N95 face masks begun in late July which highlights our competencies to produce solutions utilizing our multi-material and multi-process capabilities. The latest North America auto production second half forecasts as well as the positive market trends for home building and home remodeling driving our appliance business support our view to a much stronger second half of 2020 for the Company.”
Cain concluded “We believe the worst is behind us. The activities we began in the second half of last year and continued in 2020 positioned us to weather the storm successfully. Despite the significant challenges presented by COVID-19 over the last months, we remain committed to our ‘Boldly Back on Track’ initiatives. We move into the second half of 2020 and beyond with our targeted restructuring activities behind us, a capable and committed organization, improving liquidity, and a lean cost competitive geographic footprint.”
Second Quarter 2020 Financial Summary
Net sales for the quarter were $14.8 million, down 62% or $24.1 million from $38.9 million during the same period last year. The 2020 decrease was attributable to lost sales resulting from customer shutdowns in April and May 2020 with a ramp up beginning in June due to the COVID-19 pandemic. Of the $14.8 million net sales, $10.0 million were in June. The $10.8 million net sales in July reinforces our confidence in a rebound.
Gross profit for the quarter was $1.7 million, or 11.8% of total net sales, compared to $8.2 million, or 21.1% of net sales, for the corresponding period last year. The loss of contribution margin on the $24.1 million lower sales is the primary cause of the lower gross profit margin.
Restructuring expense for the second quarter of 2020 was $0.3 million and primarily related to the sale and closure of the Company’s owned facility in Evansville, Indiana, compared to $0.7 million in restructuring expense incurred in the same period last year.
Net loss of $4.3 million or $0.44 per basic and diluted share compared to a net loss of $7.6 million or $0.78 per basic and diluted share in the second quarter of 2019, which included a $6.8 million non-cash goodwill impairment charge. The decrease in net loss is the result of the 2019 impairment charge not recurring, a $1.1 million reduction in SG&A expenses, despite $0.3 million in severance charges, as a result of comprehensive cost reduction efforts, $0.5 million lower restructuring charges, and $0.7 million lower interest expense. These improvements were more than offset by the impact of the $24.1 million decrease in net sales year-over-year due to COVID-19.
Balance Sheet Summary
As of June 30, 2020, the Company had approximately $4.7 million in cash and cash equivalents, compared to June 30, 2019 and December 29, 2019 when the Company had $1.1 million and $0.6 million, respectively, in cash and cash equivalents. Total debt outstanding as of June 30, 2020 was $50.5 million compared to $52.3 million as of June 30, 2019 and $47.5 million as of December 29, 2019. The increase in cash and cash equivalents and outstanding debt since December 29, 2019 is primarily attributable to the $6.0 million loan the Company received pursuant to the U.S. Small Business Administration Paycheck Protection Program (“PPP”) under Title I of the Coronavirus Aid, Relief, and Economic Security Act. As of June 30, 2020 the Company had $2.5 million of proceeds from the PPP loan in cash and cash equivalents.
2020 Outlook
The latest North American third-party service automotive production forecasts for the second half of the year are at approximately 90% of initial 2020 volumes. If this automotive production forecast level for the second half of 2020 holds, we expect to generate improved operating cash flows, reflecting actions taken to date. Supporting this level of activity, our July sales were approximately $10.8 million. We note that projected results are subject to substantial uncertainty regarding the continuing impact of the

COVID-19 pandemic on the economy and our industry, as well as other factors referenced in “Forward Looking Statements.” There can be no assurance that our results will not vary significantly from our current expectations.
Results Conference Call
Unique Fabricating will host a conference call and live webcast to review the quarterly results and provide a corporate update today at 9 a.m. Eastern Time. To access the call, please dial 877-407-8133 (toll free) or 201-689-8040 (international) and if requested, reference conference ID 35308. The conference call will also be webcast live on the Investor Relations section of the company's website at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12 p.m. ET on August 13, 2020 until 9 a.m. ET on July 9, 2020 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 36529.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
We present Net Debt, a non-GAAP financial measure, in this press release to provide a supplemental measure of our financial position. We believe that Net Debt is a useful measure of the Company's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
We present Adjusted EBITDA in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock awards, goodwill impairment, non-recurring integration expense, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We believe that Adjusted EBITDA is a useful performance measure used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility.
These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.

Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the second quarter of 2020 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K/A for the year ended December 29, 2019, as amended, filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

(1)	Net debt, a non-GAAP financial measure, is defined as debt minus cash and cash equivalents. Please refer to the Reconciliation of Non-GAAP Financial measures included in the tables included with this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	June 30, 2020	December 29, 2019
Assets
Current assets
Cash and cash equivalents	$4,737	$650
Accounts receivable, net of reserves of approximately $0.7 million and $0.9 million at June 30, 2020 and December 29, 2019, respectively	15,683	24,701
Inventory, net	15,137	13,047
Prepaid expenses and other current assets:
Prepaid expenses and other	3,654	2,108
Refundable taxes	1,391	1,049
Assets held for sale	—	1,003
Total current assets	40,602	42,558
Property, plant, and equipment, net	22,815	23,415
Goodwill	22,111	22,111
Intangible assets	9,625	11,625
Other assets
Operating leases	10,965	—
Investments, at cost	1,054	1,054
Deposits and other assets	227	226
Deferred tax asset	926	679
Total assets	$108,325	$101,668
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,784	$9,324
Current maturities of long-term debt	2,847	2,847
Accrued compensation	993	1,225
Other accrued liabilities	4,312	1,979
Total current liabilities	15,936	15,375
Long-term debt, net of current maturities	37,794	33,220
Line of credit	9,874	11,418
Other long-term liabilities:
Deferred tax liability	—	1,324
Other liabilities	10,659	871
Total liabilities	74,263	62,208
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,779,147 and 9,779,147 issued and outstanding at March 31, 2020 and December 29, 2019, respectively	10	10
Additional paid-in-capital	46,066	46,011
Accumulated deficit	(12,014)	(6,561)
Total stockholders’ equity	34,062	39,460
Total liabilities and stockholders’ equity	$108,325	$101,668

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net sales	$14,759	$38,889	$49,736	$78,356
Cost of sales	13,019	30,677	40,921	61,844
Gross profit	1,740	8,212	8,815	16,512
Selling, general, and administrative expenses	6,281	7,424	12,146	14,696
Impairment	—	6,760	—	6,760
Restructuring expenses	273	734	1,193	825
Operating loss	(4,814)	(6,706)	(4,524)	(5,769)
Other income (expense):
Other, net	18	25	(6)	43
Interest expense	(624)	(1,332)	(2,289)	(2,432)
Other expense, net	(606)	(1,307)	(2,295)	(2,389)
(Loss) before income tax (benefit)	(5,420)	(8,013)	(6,819)	(8,158)
Income tax (benefit)	(1,103)	(389)	(1,366)	(346)
Net loss	$(4,317)	$(7,624)	$(5,453)	$(7,812)
Net loss per share:
Basic	$(0.44)	$(0.78)	$(0.56)	$(0.80)
Diluted	$(0.44)	$(0.78)	$(0.56)	$(0.80)
Dividends declared per share	$—	$—	$—	$0.05

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands)

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Cash Flows from Operating Activities
Net loss	$(5,453)	$(7,812)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill	—	6,760
Depreciation and amortization	3,458	3,404
Amortization of debt issuance costs	74	89
Loss on sale of assets	108	5
Bad debt adjustment	554	122
Loss on derivative instrument	598	665
Stock option expense	55	98
Deferred income taxes	(1,571)	(728)
Accounts receivable	8,464	2,576
Inventory	(2,021)	1,064
Prepaid expenses and other assets	(1,889)	(97)
Accounts payable	(1,228)	(107)
Accrued and other liabilities	(983)	(956)
Other, net	1,202	—
Net cash provided by operating activities	1,368	5,084
Cash Flows from Investing Activities
Capital expenditures	(796)	(1,880)
Proceeds from sale of property, plant and equipment	884	41
Net cash provided by (used in) investing activities	88	(1,839)
Cash Flows from Financing Activities
Net change in bank overdraft	(311)	557
Payments on term loans	(1,474)	(2,638)
Proceeds from capital expenditure line	—	1,300
Payments on revolving credit facilities	(12,310)	(15,189)
Proceeds from revolving credit facilities	10,727	12,858
Proceeds from PPP loan	5,999	—
Distribution of cash dividends	—	(489)
Net cash provided by (used in) financing activities	2,631	(3,600)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	4,087	(355)
Cash and cash equivalents at beginning of period	650	1,410
Cash and cash equivalents at end of period	$4,737	$1,055
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,219	$1,909
Cash paid for Income taxes	$209	$292

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Net loss	$(4,317)	$(7,624)	$(5,453)	$(7,812)
Plus: Interest expense, net	624	1,332	2,289	2,432
Plus: Income tax (benefit) expense	(1,103)	(389)	(1,366)	(346)
Plus: Depreciation and amortization	1,765	1,702	3,458	3,404
Plus: Non-cash stock award	32	66	55	98
Plus: Non-recurring expenses	—	68	—	68
Plus: Goodwill impairment	—	6,760	—	6,760
Plus: Restructuring expenses	273	734	1,193	825
Plus: One-time consulting and licensing ERP system implementation costs	184	221	459	395
Adjusted EBITDA	$(2,542)	$2,870	$635	$5,824

RECONCILIATION OF NET DEBT TO DEBT

	June 30, 2020	December 29, 2019	June 30, 2019
Current maturities of long-term debt	$2,847	$2,847	$2,923
Long-term debt, net of current maturities	37,794	33,220	33,807
Line of credit	9,874	11,418	15,614
Debt	50,515	47,485	52,344
Less: Cash and cash equivalents	4,737	650	1,055
Net debt	$45,778	$46,835	$51,289